Exhibit 21

                                  Subsidiaries
                                  -------------

     Smart One Learning Systems, Inc., a wholly-owned subsidiary of the Company was form on February 28, 2002, to the license and marketing the Company's software.

     The Baseball Club, Inc., a wholly-owned subsidiary of the Company was form on February 28, 2002, to the license and marketing the Company's software.

     Recording Artist Worldwide, Inc., a wholly-owned subsidiary of the Company was form on August 27, 2003, to the license and marketing the Company's software.